                                                                       Exhibit 5


                               December 3, 1997


American Telesource International, Inc.
12500 Network Blvd., Suite 407
San Antonio, Texas 78249

Gentlemen:

   We have acted as counsel to American Telesource International, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (a) 38,259,235 shares of the Company's $.001 par value common stock (the "Common Stock") issuable in connection with the Arrangement (the "Arrangement Shares"), as defined and described in the Proxy Statement-Prospectus included in the Registration Statement (herein defined), and (b) 13,379,942 shares of Common Stock issuable in connenction with warrants of American Telesource International Inc., an Ontario corporation ("ATSI-Canada") (the "Warrant Shares"), which warrants, in accordance with their terms, are exercisable, after the effective date of the Arrangement for shares of Common Stock of the Company; to be offered upon the terms and subject to the conditions set forth in the Registration Statement on Form S-4 (the Registration Statement, as amended at the time it becomes effective, being herein referred to as the "Registration Statement") relating thereto filed with the Securities and Exchange Commission.

   In connection therewith, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein.

   We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

American Telesource International, Inc.
December 3, 1997 - Page 2


   Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of opinion that the Arrangement Shares and Warrant Shares are duly and validly authorized, and, (a) assuming the Arrangement has become effective, in accordance with the terms of the Arrangement Agreement and the Registration Statement, when issued, delivered and paid for in accordance with the terms of the Registration Statement, the Arrangement Shares will be duly and validly issued, fully paid and nonassessable, and, (b) assuming the Arrangement has become effective, in accordance with the terms of the Arrangement Agreement and the Registration Statement, when issued, delivered and paid for upon due exercise in accordance with the terms of the Registration Statement and agreements governing the warrants, the Warrant Shares will be duly and validly issued, fully paid and nonassessable. For purposes of the opinion expressed in (b) above, we have assumed that the warrant agreements relating to the Warrant Shares were duly authorized in accordance with applicable law and represent valid and binding obligations of ATSI-Canada enforceable against ATSI-Canada in accordance with their respective terms. We have further assumed for purposes of the opinion expressed in (b) above, that after the effective date of the Arrangement the warrant agreements will represent valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

   We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Opinions" in the Proxy Statement-Prospectus included as part of the Registration Statement.



                            Very truly yours,


                            AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.